EXHIBIT 10.23B

AMENDMENT TO RETENTION AGREEMENT

This Amendment to Retention Agreement (this “Amendment”) is made effective as of December 22, 2008, by and between The Active Network, Inc., a Delaware corporation (“Company”), and Kourosh Vossoughi (“Employee”).

WHEREAS, the Company and Employee are parties to that certain Retention Agreement dated as of August 17, 2005 (the “Agreement”).

WHEREAS, the Company and Employee desire to amend the Agreement to ensure that the benefits to be provided by the Agreement comply with, or are exempt from, the provisions of Section 409A (“Section 409A”) of the United States Internal Revenue Code, as amended (together with the Department of Treasury regulations and other guidance promulgated thereunder, the “Code”).

The parties further agree as follows:

1. Amendment to Sections 1.3.1, 1.3.3 and 1.4 of the Agreement. The following language is hereby added to the end of Sections 1.3.1, 1.3.3 and 1.4 of the Agreement: “(but in no event shall such period extend beyond the original expiration date of such Stock Awards).”

3. Amendment to Section 1.5.3 of the Agreement. Section 1.5.3 of the Agreement is hereby restated as follows:

“1.5.3 Severance. “Severance” shall mean payment by the Company for the applicable severance period of (i) Employee’s base salary at the rate in effect at the time of termination payable in a lump sum within ten (10) days following the date of the Employee’s termination of employment; plus (ii) provided that the Employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Employee for the COBRA premiums for the Employee’s continued group health insurance coverage, including coverage for the Employee’s eligible dependents; provided, however, that the Company shall reimburse the Employee for premiums for the Employee’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the date of termination; provided, further, that the Employee shall be solely responsible for all matters relating to his continuation of coverage pursuant to federal COBRA law, including, without limitation, the election of such coverage and the timely payment of premiums; provided, further, that no premium reimbursements will be made following the effective date of the Employee’s coverage by a health insurance plan of a subsequent employer; plus (iii) am amount equal to the Employee’s target annual bonus for the fiscal year during which the date of termination occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been attained, prorated based on the number of days during such fiscal year the Employee was employed by the Company, payable in a lump sum within ten (10) days following the date of the Employee’s termination of employment.

To the maximum extent permitted by applicable law, the Severance payable to the Employee pursuant to this Agreement shall be made in reliance upon Treasury Regulation

Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

Notwithstanding anything herein to the contrary, to the extent the Severance is treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no portion of the Severance shall be payable to the Employee unless the Employee’s termination of employment constitutes a “Separation from Service” (as defined below), and (ii) if at the time of the Employee’s Separation from Service he is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the Severance is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of the Severance shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s Separation from Service, (B) the date of the Employee’s death or (C) such earlier date as is permitted under Section 409A of the Code. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred shall be paid in a lump sum to the Employee within ten (10) days following such expiration, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). For purposes of this Agreement, “Separation from Service” means a “separation from service,” as defined in Treasury Regulation Section 409A-1(h) (and any successor provision thereto).”

4. Amendment to Section 1.5.4 of the Agreement. Section 1.5.4 of the Agreement is hereby amended to read as follows:

“1.5.4 Good Reason. “Good Reason” for the Employee to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events without the Employee’s consent: (i) a material diminution in the Employee’s authority, duties or responsibilities; (ii) a material diminution in the Employee’s base compensation (and Employee and the Company agree that any diminution in the Employee’s base compensation of five percent (5%) or more shall be deemed a material diminution); or (iii) a material change in the geographic location at which the Employee must perform his duties (and the Company and Employee agree that any requirement that Employee be based at any place outside a 30-mile radius of his place of employment as of the Effective Date shall be considered a material change).

Notwithstanding the foregoing, Good Reason shall only exist if the Employee shall have provided the Company with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions, and the Company or any successor or affiliate fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from the Executive. The Employee’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary. The Employee’s resignation from employment with the Company for “Good Reason” must occur within twelve (12) months following the initial occurrence of one of the foregoing events or conditions.”

5. Miscellaneous. The Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with the terms and conditions thereof. The formation, construction, and performance of this Amendment shall be construed in accordance with the laws of California, without regard to conflict of laws principles. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event of any conflict between the original terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

EMPLOYEE

Dated: 12-22-08	By:	/s/ Kourosh Vossoughi
	Print:	Kourosh Vossoughi

THE ACTIVE NETWORK, INC.

Dated:	By:	/s/ David Alberga
	Name:	David Alberga
	Title:	CEO

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